Exhibit 99.1 PRESS RELEASE

DISCLOSURE CLARIFICATION

VANCOUVER, BRITISH COLUMBIA, November 25, 2013 / Marketwired

As a result of a review by the B. C. Securities Commission, Sterling Group Ventures, Inc. (the "Company") is issuing the following news release to clarify our technical disclosure:

Previous disclosure included resource or reserve estimates and other information contrary to the requirements of the Canadian National Instrument 43-101 "Standards of Disclosure for Mineral Projects" (NI 43-101). This occurred in the Company's website, in its investor materials, its filings, and in the Technical Report dated November 1, 2011 ("Report") entitled "Property Evaluation Report (PER) for the Gaoping Phosphate Property Tanjiachang Phosphorite Area ("Gaoping Property"), Chenxi County, Hunan Province, People's Republic of China", which was filed as a Material Change Report on SEDAR on November 21, 2011.

As a result, the Company clarifies information in its technical report, as follows:

(1)	The expansion of the Gaoping Property lease, which is estimated to increase the size of the resource laterally and to a depth of 440 meters has not been totally secured and this should not be included in the Report. Negotiations with respect to the expansion are in progress. Certain parameters with respect to the expansion agreement have been established in negotiations and are included in the Report and should not be. The company clarifies that its NI 43-101 current resource estimates on the Gaoping property are presently limited to the following:
Inferred resource of 2,190,000 tonnes grading 22.58% P2O5.

(2)	Previous disclosure of the size of Phosphorite in the Tanjiachang Village Phosphate Deposit should be disregarded. This disclosure omitted grade, classification, and other information required by NI 43-101, consequently its disclosure was restricted and not compliant with NI 43-101. There is an estimate by the Hunan Chemical Geological Exploration Institute. However, this is not comparable to an historical resource estimate or a current inferred resource estimate as defined by NI 43-101. The application for the concession of Tanjiachang Village Phosphate Deposit area has not been submitted since Hunan provincial government has stopped accepting applications for exploration or mining permits.

(3)	The use of the word "ore" which discloses or implies economic viability or treats the resource as reserves should not have been used in the Form 8K filed on SEDAR on May 23, 2012. The production decision announced was based on Chinese technical Reports and the PER and not based on a Preliminary Economic Assessment (PEA) or mining study (a Prefeasibility or Feasibility Study) of mineral reserves demonstrating economic and technical viability. Resources that are not reserves do not have demonstrated economic viability. There is an increased risk of technical and economic failure because the development decision was based on inferred resources, without a preliminary economic analysis or mining study as defined by NI 43-101. We have sought to identify what we believe to be the most significant risks to our business. However, we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise. These economic and technical risks include exploration risk, market price of phosphate and other risks that we have disclosed in a 10K. The properties may need further exploration and such exploration processes shall be conducted in phases. There is no assurance that projects will be carried to completion.

(4)	In addition to the above issues regarding the company's technical report, disclosure issues occurred on our website, investor materials, and in other filings. The following was disclosed contrary to, restricted from and not compliant with sections of NI 43-101:

(a) The company should not have referred to the expansion of the mining permit to 1.34 sq. km and to a depth of 440 meters referred to above, and to an increase in inferred resource resulting from the expansion.

(b) The quantity estimate of the Tanjiachang Village Phosphate Deposit (see previous clarification).

(c) The "Sterling Summary report- September 2012", on the "Investors/Reports" page of the Company's website disclosed the quantity and grade of a large resource or reserve on the Shujiatai Phosphate property. This estimate is hereby retracted, and it was based on an historical estimate of the "Design and Research Institute of Hubei Jingxiang Phosphate Chemicals Industry Co. Ltd" that is not comparable to a NI 43-101 resource estimate. After due diligence the company decided not to proceed with its Letter of Intent for development of the Shujiatai Phosphate property, and this was reported in an Annual Report on Form 10-K filed on SEDAR on August 29, 2012.

(d)	The company hereby retracts the following problematic documents:
  The Form 8K dated November 16, 2011 and filed on SEDAR on November 21, 2011 which discloses or implies the existence of indicated resource and mineral reserves in the technical report. At this time, the only estimate suitable for disclosure under NI 43-101 is the inferred resource of 2,190,000 tonnes grading 22.58% P2O5.
  The Form 8K filed on SEDAR on May 23, 2012 which wrongly designated resources as "ore" and discloses an expectation of profitability. The company clarifies resources that are not reserves do not have demonstrated economic viability.

Currently the Company has removed the PER from its website and plans to file an amended report as soon as it is completed.

This release has been reviewed and approved by Norman L. Tribe, P. Eng., a qualified person pursuant to National Instrument 43-101.

ON BEHALF OF THE BOARD OF DIRECTORS

STERLING GROUP VENTURES, INC.

/s/Raoul Tsakok, Chairman & CEO

For further information, please contact:
Raoul Tsakok, Chairman , Richard Shao, PhD, President or Robert Smiley, JD, Director
Phone: (604) 689-4407 Fax: (604) 408-8515
Email: info@sterlinggroupventures.com

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economic and political factors, product prices and changes in international and local markets, as well as the inherent risks of the mining related business. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Cautionary Note to U. S. Investors Concerning Estimates of Measure, Indicated, and Inferred Resources and Reserves. Statements regarding resources and reserves have been based on audits conducted under Chinese methods of calculation which the SEC guidelines strictly prohibit in its filings.